EXHIBIT 5

JAECKLE FLEISCHMANN & MUGEL, LLP

ATTORNEY AT LAW

12 FOUNTAIN PLAZA   BUFFALO, NEW YORK   14202-2292

TEL 716.856.0600   FAX 716.856.0432

                                                                        May 11, 2006

Parkway Properties, Inc.

One Jackson Place, Suite 1000

188 East Capitol Street

Jackson, Mississippi  39201

            Re:     Registration Statement on Form S-8

                       Parkway Properties, Inc. 2006 Employee Stock Purchase Plan (the "Plan")

Ladies and Gentlemen:

            As your counsel we have examined the above-referenced Registration Statement and we are familiar with the documents referred to therein, as well as your Articles of Incorporation and Bylaws, each as amended to date and other relevant documents, and we have made such investigation with respect to your corporate affairs as we have deemed necessary in order for us to render the opinion herein set forth.

            We have examined the proceedings heretofore taken and we are informed as to the procedures proposed to be followed by Parkway Properties, Inc. in connection with the authorization, issuance and sale of the shares of Common Stock (the "Shares") pursuant to the Plan.  In our opinion, the Shares to be issued by Parkway Properties, Inc. under and in accordance with the Plan will be, when issued and paid for in accordance with the Plan and the Registration Statement and the exhibits thereto, legally issued, fully paid and non-assessable.

            We consent to the filing of this opinion letter as an exhibit to the Registration Statement on Form S-8.

Very truly yours,

JAECKLE FLEISCHMANN & MUGEL, LLP

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